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                                                                     Exhibit 4.1

                            SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE, dated as of July 20, 1999, between UIH Australia/Pacific, Inc, a Colorado corporation (the "Company"), and Firstar Bank of Minnesota, N.A., as trustee (the "Trustee").

     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 16, 1996 (the "Indenture");

     WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has received the written consent of Holders of majority in principal amount of the Securities outstanding as of the date hereof to certain amendments to the Indenture, and in accordance therewith, the parties desire to amend the Indenture as herein provided;

     WHEREAS, capitalized terms used in this Supplemental Indenture without being defined herein shall have the meanings given thereto in the Indenture;

     NOW THEREFORE, it is agreed:

     1.   Amendments.

          1.1 Section 1.1 of the Indenture is amended by adding the following paragraph after the paragraph headed "Annualized Pro Forma Consolidated Operating Cash Flow":

          "Approved Countries" has the meaning set forth in Section 4.8(b)(vi).

          1.2 Section 1.1 of the Indenture, paragraphs (c) and (d) of the definition of "Permitted Indebtedness and Preferred Stock," are hereby amended to read in their entirety as follows:

          (c) Indebtedness of any Restricted Subsidiary engaged in a Related Business; provided, however, that the aggregate principal amount of
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     Indebtedness incurred after the Issue Date  pursuant to this clause (c) and clause (d) below shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Company after the Issue Date, and (B) cash proceeds of the issuance of Capital
     Stock (other than Disqualified Capital Stock) of Company after the Issue Date (that, in the case of clauses (A) and (B), have been invested in Persons that at the time of determination of the amount of Indebtedness permitted under this clause (c) are Restricted Subsidiaries (other than cash proceeds invested in United Wireless prior to the date it becomes a Restricted Subsidiary));

          (d) Indebtedness of the Company to the extent the proceeds of such Indebtedness are invested in a Restricted Subsidiary that is engaged in a Related Business; provided, however, that any such Indebtedness (i) shall
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     not provide for any required payment of principal prior to the Final
     Maturity Date, (ii) shall not provide for any required payment of interest prior to May 15, 2001 and (iii) shall not be guaranteed by any Restricted Subsidiary; and provided further, however, that the aggregate principal
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     amount of Indebtedness incurred after the Issue Date pursuant to this clause (d) and clause (c) above shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Company after the Issue Date, and (B) cash proceeds of the issuance of Capital Stock (other than Disqualified Capital Stock) of Company after the Issue Date (that, in the case of clauses (A) and (B), have been invested in Persons that at the time of determination of the amount of Indebtedness permitted under this clause (d) are Restricted Subsidiaries (other than cash proceeds invested in United Wireless prior to date it becomes a Restricted Subsidiary));

          1.3 Section 1.1 of the Indenture, the definition of "Restricted Payment," is hereby amended to read in its entirety as follows:

          "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders
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     (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Company);
     (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); (iii) the making of any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Company or an Investment by the Company or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a person that becomes a Restricted Subsidiary as a result of such Investment).

          1.4 Section 1.1 of the Indenture, the definition of "Restricted Subsidiary," is hereby amended to read in its entirety as follows:

          "Restricted Subsidiary" means (i) any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Subsidiary of an Unrestricted Subsidiary after giving effect to the definition of Unrestricted Subsidiary and to all Designations and Revocations made under Section 4.18, and (ii) any Restricted Affiliate.

          1.5 Section 1.1 of the Indenture, the definition of "Unrestricted Subsidiary," is hereby amended to read in its entirety as follows:

          "Unrestricted Subsidiary" means any Subsidiary of the Company that is an Unrestricted Subsidiary or a Subsidiary of an Unrestricted Subsidiary after giving effect to all Designations and Revocations under Section 4.18. Saturn and United Wireless and their Subsidiaries and the Subsidiaries of the Company that hold the Company's interest in Saturn and United Wireless shall initially be Unrestricted Subsidiaries under this Indenture, but may become Restricted Subsidiaries in accordance with Section 4.18.

          1.6 Clause (vi) of Section 4.8(b) of the Indenture is hereby amended to read in its entirety as follows:

     (vi) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries and Unrestricted Affiliates that operate principally or have been formed to operate principally a Related Business in countries in which the Company, directly, or indirectly, had investments outstanding or conducted operations on the Issue Date ("Approved Countries") in an amount, not to exceed $115,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) in the aggregate at any time outstanding, provided that no more than
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     $108,000,000 in the aggregate of Investments under this clause (vi) (or to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) shall constitute Investments in persons other than XYZ Entertainment Limited, plus, in the case of the disposition or repayment of any such Investment for cash (including upon a Revocation after the Issue Date of a Designation made after the Issue Date), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition.

          1.7 Section 4.13 of the Indenture, the last three sentences of the first paragraph, are hereby amended to read in their entirety as follows:

     ....The Company or such Restricted Subsidiary, as the case may be, may within 365 days of an Asset Sale (other than an Asset Sale of the Company's direct or indirect interest in XYZ Entertainment, as to which no such limit would exist) (i) apply the Net Cash Proceeds of such Asset Sale to repay Specified Indebtedness, (ii) apply such Net Cash Proceeds to an investment in properties and assets of the Company or any Restricted Subsidiary that will be used in a Related Business or to support the operations or working capital requirements of a Related Business (but not an investment in a business that is not a Related Business) or (iii) apply such Net Cash Proceeds to (a) an investment in a Restricted Subsidiary that applies such Net Cash Proceeds in a like fashion, (b) an investment in any person that will become a Restricted Subsidiary as a result of such investment and that

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     is engaged in a Related Business, (c) the acquisition of additional interests in such a Restricted Subsidiary or (d) investments in Unrestricted Subsidiaries and Unrestricted Affiliates that operate principally or have been formed to operate principally a Related Business to the extent otherwise permitted by the terms of the Indenture. Net Cash Proceeds shall be applied under clauses (ii) and (iii) only to investments in Approved Countries. The application of Net Cash Proceeds as specified in clauses (ii) and (iii) shall be deemed to be an investment in "Replacement Assets." Any Net Cash Proceeds from any Asset Sale that are neither used to repay Specified Indebtedness nor invested in Replacement Assets in accordance with this paragraph shall constitute "Excess Proceeds" subject to disposition as provided below.


          1.8 Section 4.18 of the Indenture, paragraphs (e) and (f), are hereby amended to read in their entirety as follows:

          (e) The Company may (i) revoke any Designation of a Subsidiary as an Unrestricted Subsidiary, (ii) designate any Unrestricted Affiliate as a Restricted Affiliate or (iii) designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a "Revocation") if:

               (A) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

               (B) all Liens and Indebtedness of such Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be, outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

          (f) After the Issue Date, all Designations and Revocations under this
     Section 4.18 must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with this Section 4.18.

     2. This Supplemental Indenture is limited as specified and shall not constitute a modification or waiver of any other provisions of the Indenture. Except as specifically amended hereby, all provisions of the Indenture shall remain in full force and effect.

     3. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

     4. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be duly executed and delivered as of the date first above written.

                         UIH AUSTRALIA/PACIFIC, INC.

                         By:    /s/ Michael T. Fries
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                         Name:  Michael T. Fries
                         Title: President and Chief Executive Officer

                         FIRSTAR BANK OF MINNESOTA, N.A.,
                                as Trustee

                         By:    /s/ Angela M. Weidell-LaBathe
                            --------------------------------------------------
                         Name:  Angela M. Weidell-LaBathe
                         Title: Assistant Vice President

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